Exhibit 99.1

RELIANCE STEEL ANNOUNCES EXECUTIVE LEADERSHIP SUCCESSION

JAMES D. HOFFMAN TO SUCCEED GREGG J. MOLLINS AS CHIEF EXECUTIVE OFFICER

IN JANUARY 2019

LOS ANGELES, CA, November 1, 2018 - Reliance Steel & Aluminum Co. (NYSE: RS) today announced that its Board of Directors has unanimously appointed James D. Hoffman as President and Chief Executive Officer, effective January 1, 2019.  Mr. Hoffman currently serves as Reliance’s Executive Vice President and Chief Operating Officer, and will succeed Gregg J. Mollins as President and Chief Executive Officer.  Mr. Mollins will remain on Reliance’s Board of Directors and will continue in his role as CEO through the end of 2018, after which he will serve as Senior Advisor to the CEO until his retirement in December 2019.

Mark V. Kaminski, Reliance’s Chairman of the Board, commented, “Reliance’s Board of Directors extends its sincere thanks and gratitude to Gregg for his long and distinguished service to Reliance.  Throughout his career, Gregg has maintained his focus on operational excellence earning the respect of our customers, suppliers, stockholders and employees.  Gregg has been an integral part of Reliance’s executive management team for more than 25 years and his tremendous contributions are reflected in Reliance’s culture of integrity and industry leading results.  Importantly, as CEO, Gregg led Reliance to record quarterly net sales, gross profit dollars and pre-tax income results.”

Mr. Kaminski continued:  “The Board is pleased to announce the promotion of Jim Hoffman to the role of Chief Executive Officer.  Jim’s promotion is the result of the Board’s completion of a strategic, deliberate and well-executed long-term succession planning process and we expect a seamless transition as he undertakes this new position.  Jim is an experienced executive with a proven record of improvement and a highly respected leader in the service center industry.  We are confident that Jim will draw upon his experience as a Reliance executive and expand upon his record of accomplishments while strengthening our position as the premier metals service center company in North America.”

Jim Hoffman joined Reliance’s executive management team in 2008 as Senior Vice President, Operations.  Prior to Reliance’s acquisition of Earle M. Jorgensen Company (“EMJ”) in 2006, Mr. Hoffman held executive management positions at EMJ, including Vice President from 1996 to 2006 and Executive Vice President and Chief Operating Officer from 2006 to 2008.  In 2015, Mr. Hoffman was appointed Reliance’s Executive Vice President, Operations, a position he held until his promotion to Executive Vice President and Chief Operating Officer in 2016.

“I am very proud of the leadership positon Reliance has earned in the metals service center industry and our unrivaled executive management team,” said Mr. Mollins.  “Jim and I have worked closely together since he joined Reliance upon our acquisition of EMJ in 2006.  Jim is a proven leader and executive and I believe his strategic vision will continue to drive Reliance’s growth and profitability, and that our customers, suppliers, stockholders and employees are in very good hands.”

Mr. Hoffman commented, “I am honored by the opportunity to serve as Reliance’s next CEO and the trust and confidence that the Board has placed in me.  I am excited to work with the incredibly talented team at Reliance to continue our track record of delivering industry leading results and increasing shareholder value.”

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2017, Reliance’s average order size was $1,740, approximately 48% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management’s estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the “SEC”). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Investor Relations

(310) 829-5400